As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tessera Technologies, Inc.

(Exact name of Registrant as specified in its charter)

DELAWARE	16-1620029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3099 Orchard Drive

San Jose, California 95134

(408) 894-0700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

SECOND AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Bruce M. McWilliams

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Copies to:

Robert A. Koenig, Esq.

Bradley A. Bugdanowitz, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

(650) 328-4600

(Name and address, including zip code and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	1,000,000 (2)	$18.61 (3)	$18,610,000 (3)	$2,357.89

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s Second Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Represents 1,000,000 shares of common stock available for future issuance under the 2003 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price Per Share is $18.61 per share, which is the average ($18.61) of the high ($19.05) and low ($18.17) prices for the registrant’s common stock reported by The Nasdaq National Market on June 8, 2004.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are exercised.

By a registration statement on Form S-8 filed with the Securities and Exchange Commission on May 7, 2004, Registration No. 333-115311 (the “First Registration Statement”), Tessera Technologies, Inc. (“Tessera”) previously registered 3,865,862 shares of its common stock reserved for issuance from time to time in connection with the 2003 Plan. In addition, to the extent outstanding awards under Tessera’s 1999 Stock Plan expire or are canceled without having been exercised in full, the shares of common stock subject to such awards will be available for future issuance under the 2003 Plan. As of the date of the First Registration Statement, 5,553,045 shares of common stock were subject to outstanding awards under the 1999 Plan, which shares of common stock were registered pursuant to the First Registration Statement. On April 6, 2004, Tessera’s Board of Directors approved an increase in the number of shares of common stock issuable thereunder by 1,000,000 shares. Tessera’s stockholders approved such increase on May 20, 2004. Tessera is hereby registering such additional 1,000,000 shares of common stock issuable under the 2003 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the First Registration Statement are incorporated by reference herein with such modifications as are set forth below.

Item 8.	Exhibits

See the Index to Exhibits located after the signature pages.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on June 10, 2004.

TESSERA TECHNOLOGIES, INC.

By:	/s/ R. Douglas Norby
R. Douglas Norby Chief Financial Officer and Senior Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bruce M. McWilliams and R. Douglas Norby, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bruce M. McWilliams Bruce M. McWilliams	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 10, 2004

/s/ R. Douglas Norby R. Douglas Norby	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 10, 2004

/s/ Patricia M. Cloherty Patricia M. Cloherty	Director	June 10, 2004

/s/ Henry R. Nothhaft Henry R. Nothhaft	Director	June 10, 2004

/s/ Borje Ekholm Borje Ekholm	Director	June 10, 2004

/s/ John B. Goodrich John B. Goodrich	Director	June 10, 2004

D. James Guzy	Director

/s/ Al S. Joseph Al S. Joseph	Director	June 10, 2004

/s/ Robert A. Young Robert A. Young	Director	June 10, 2004

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1*	Second Amended and Restated 2003 Equity Incentive Plan

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.